EXHIBIT 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Announces Dismissal of Class Action Lawsuit

WINSTON-SALEM, N.C., August 15, 2013 -- Primo Water Corporation (Nasdaq: PRMW), a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers, today announced that on August 14, 2013, the United States District Court for the Middle District of North Carolina granted the Company's motion to dismiss the securities class action lawsuit brought against the Company.  The Court dismissed all claims asserted in the case with prejudice, and entered judgment in the Company’s favor.

"We are pleased with the Court's ruling to dismiss the lawsuit as it was our belief from the beginning that this case was without merit, and it is rewarding to see that the Court has rejected the plaintiffs' unfounded claims," said Billy Prim, Primo’s Chief Executive Officer.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated herein.  Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of and demand for the Company's Exchange and Refill services and its water dispensers, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industries in general, the Company’s experiencing product liability, product recall or higher than anticipated rates of warranty expense or sales returns associated with product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company’s inability to comply with its covenants in its credit facilities, the failure of lenders to honor their commitments under the Company's credit facilities, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 22, 2013 and its subsequent filings under the Securities Exchange Act of 1934.  Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.